Ex 4.16

(Summary Translation)

Cooperation Agreement

for

The Project of Block A1, IT Industrial Park of Electronics Zone

Beijing Electronics Zone Investment and Development Co., Ltd.

Beijing Chengshi Wanglin Information Technology Co., Ltd.

September 25, 2014

Beijing

Party A: Beijing Electronics Zone Investment and Development Co., Ltd.

Postal Address: Building 205, Jia No. 10 Yard, North Jiuxianqiao Road, Chaoyang District, Beijing

Zip Code: 100015

Business License Registration No.: 110000005030270

Legal Representative or Person in Charge: Wang Yan

Tel: 010-58833501

Party B: Beijing Chengshi Wanglin Information Technology Co., Ltd.

Postal Address: Suite E, North America International Business Center, Yi No. 108 Beiyuan Road, Chaoyang District, Beijing

Zip Code: 1000010

Business License Registration No.: 110000450129310

Legal Representative or Person in Charge: Yao Jinbo

Tel: 010-51395858

WHEREAS

1	The number of the Certificate for Use of the State-owned Land of the land located in Zone A of the IT Industrial Park in the Electronics Zone with an area of 69,122.42 square meters (area for exclusive use) is Jing Chao Guo Yong (2008 Chu) No. 0108; the purpose of the land specified therein is for industrial use, and the land use right will expire on December 7, 2056. Such land use right of the State-owned land and the projects being constructed thereon that already obtained by Party A are all free of any mortgage, litigation, arbitration or any other legal proceedings; the buildings are originally planned to serve as the purpose of industrial facilities, and is currently under planning adjustment, and Party A will carry out the construction subject to the planning approval and construction drawings.

2	After a full understanding of the relevant details of construction and situation of the IT Industrial Park of Zhongguancun Electronics Zone, Party B decides to purchase Block 1, Zone A of the IT Industrial Park and will perform the relevant admittance approval procedures according to the admittance conditions of Zhongguancun Electronics Zone, and further undertakes that after the entry, it will move its registered address and tax source to IT Industrial Park of Zhongguancun Electronics Zone as soon as practicable and will not change the intended purpose of the building.

In accordance with the relevant laws and regulations and on the basis of equal, voluntary and fair negotiations, Party A and Party B hereby agree as follows in connection with the matters of their cooperation:

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Article 1	Target Building

1.1.	Scope of the Target Building

The target building in this Agreement refers to Block 1, Zone A, Jia No. 10 Yard, North Jiuxianqiao Road, Chaoyang District, Beijing, the main structure of which is frame structure; the building has two floors underground and seven floors above ground, with the total floor area temporarily estimated as approximately 28,169.29 square meters, of which the floor area above ground is approximately 21,405.97 square meters and the floor area underground is approximately 6,763.32 square meters (Note: the areas provided in this paragraph are estimated areas, and the final figures shall be subject to the surveying and mapping report after the completion.)

1.2.	Confirmation on Area of the Target Building

The Parties agree to confirm the areas on the basis of the floor area, and the actual aggregate floor area shall be subject to the area confirmed in the surveying and mapping report. If the absolute value of the error ratio in respect of the total floor area falls within 3% (included), the price will be settled based on the actual area and at the price agreed herein; if the actual total floor area is larger than the estimated floor area agreed herein, the part of the price corresponding to the area exceeding 3% error ratio shall be borne by Party A, and such area in excess shall be owned by Party B; if the actual total floor area is smaller than the estimated floor area agreed herein, the part of the price corresponding to the area exceeding 3% error ratio shall be refunded by Party A to Party B in double amount.

Article 2	Price of Target Building and Payment Schedule

2.1.	Calculation Method for the Price of the Target Building:

The Parties acknowledge that the transaction price of the target building shall be calculated on the basis of RMB23,000 (twenty-three thousand) per square meter for the total floor area.

2.2.	Estimated Price of the Target Building

According to the estimated calculation of the floor area provided in Article 1 hereof, the estimated basic price payable by Party B to Party A for purchase of the target building shall be RMB647,893,670 (i.e. six hundred and forty-seven million eight hundred and ninety-three thousand six hundred and seventy) (hereinafter referred to as the “Estimated Total Price”). The final price shall be adjusted and settled as agreed in Article 1.2 by refunding the amounts in excess and making up for the shortfall.

2.3.	Payment Schedule

Party B will pay the full amount of the Estimated Total Price to Party A in several instalments according to the following schedule:

2.3.1.	within 20 working days after this Agreement takes effect, Party B will pay 10% of the Estimated Total Price to Party A, i.e. RMB 64,789,367 (sixty-four million seven hundred and eighty-nine thousand three hundred and sixty-seven);

2.3.2.	prior to September 30, 2015, Party B will pay 40% of the Estimated Total Price to Party A, i.e. RMB 259,157,468 (two hundred and fifty-nine million one hundred and fifty-seven thousand four hundred and sixty-eight);

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2.3.3.	prior to December 31, 2015, Party B will pay 50% of the Estimated Total Price to Party A, i.e. RMB 323,946,835 (three hundred and twenty-three million nine hundred and forty-six thousand eight hundred and thirty-five);

Article 3	Delivery of Target Building

3.1.	Party A shall complete the construction, inspection and acceptance of the target building no later than December 31, 2015. Party A shall deliver the building to Party B after Party B has made full payment of the entire Estimated Total Price.

Article 4	Ownership Certificate

4.1.	Party A acknowledges that after the target building has been delivered to Party B and the handover procedures in respect thereof have been completed pursuant to Article 3, and after Party B has paid up the full price for purchase of the building in the amount adjusted pursuant to Article 2.2 hereof, Party A shall have the obligation to complete the procedures for the Building Ownership Certificate within 2 years after Party B has provided all relevant materials that should be provided by it and paid up all relevant taxes and fees.

4.2.	Both Parties agree to bear any taxes and expenses incurred arising from the handling of the building ownership certificate according to relevant regulations of the State.

4.3.	Given that the building is located within the Technical Park of Zhongguancun Electronics Zone, Party B shall not transfer the building in principle according to the relevant regulations; in case of a transfer, Party A shall have a pre-emptive buyback right under the equivalent conditions, unless in cases where such regulations are invalidated at the time of transfer.

Article 5	Liabilities for Breach

5.1.	Principles

The Parties shall enjoy the rights and perform the obligations provided hereunder under the principles of honesty and good faith. In cases of any default, the defaulting Party shall assume the liabilities for breach and pay a penalty fine to the non-defaulting Party. If there is an express provision governing the percentage of the penalty fine, such provision shall prevail. In case both Parties are in breach, the Parties shall undertake their respective liabilities according to their respective degree of fault or level of responsibilities.

In case of breach by any Party, the non-defaulting Party shall be entitled to require the defaulting Party to rectify such breach. The legal liabilities thus brought about shall be assumed by the defaulting Party.

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5.2.	Party A’s Liabilities for Breach

If Party A fails to perform its own obligations within the period agreed herein, the following provisions shall prevail:

5.2.1.	If Party A fails to deliver the target building to Party B by June 30, 2016 as required in Article 3.1 and Exhibit 2 for reasons attributable to Party A, Party A shall pay 0.01% of the price already paid by Party B as penalty for each day of delay. In case such delay lasts over 90 days, Party B shall be entitled to terminate this Agreement, in which case Party A shall refund all paid amounts to Party B within 30 days upon the date of the termination notice, and pay 0.01% of the paid amounts as penalty to Party B for each day of delay. If Party B elects not to terminate this Agreement, Party A shall pay 0.01% of the paid amounts as penalty to Party B for each day during the period starting from the day immediately following the due delivery date agreed herein and ending on the actual delivery date, and this Agreement shall continue to be performed.

5.2.2.	If Party A fails to make the initial registration for Party B within the agreed time limit, or fails to go through the procedures of the Building Ownership Certificate for reasons attributable to Party A, Party A shall pay 0.01% of the price already paid by Party B as penalty for each day of delay. In case such delay lasts over 90 days, Party B shall be entitled to terminate this Agreement, in which case Party A shall refund all paid amounts to Party B within 30 days upon the date of the termination notice, and pay 0.01% of the paid amounts as penalty to Party B for each day during the period starting from the day on which the procedures for the ownership certificate should be completed and ending on the date of refunding.

5.2.3.	Except as agreed herein, Party A undertakes that it will not resell the building to others and that the target building is free of any security interest, failing to comply with which Party A has to pay Party B a penalty fine equivalent to 30% of the Estimated Total Price hereunder, and the performance of this Agreement may be continued at the election of Party B.

5.3.	Party B’s Liabilities for Breach

If Party B fails to perform its own obligations within the period agreed herein, the following provisions shall prevail:

5.3.1.	Party A shall be entitled to unilaterally terminate this Agreement if Party B fails to pay the first instalment of the Estimated Total Price to Party A as agreed herein.

5.3.2.	In case the payment is delayed for less than 90 days for reasons attributable to Party B, Party B shall pay 0.01% of the outstanding and payable amounts as penalty to Party B for each day during the period starting from the day immediately following the due payment date agreed herein and ending on the actual full payment date, and this Agreement shall continue to be performed.

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5.3.3.	In case the delay in payment lasts over 90 days for reasons attributable to Party B, Party A shall be entitled to terminate this Agreement and resell the building contemplated hereunder to any third person, in which case Party B shall pay 0.01% of the outstanding and payable amounts as penalty to Party A for each day of delay, and Party A shall refund the remaining paid amounts after deducting such penalty fine. If Party A elects not to terminate this Agreement, Party B shall pay 0.01% of the outstanding and payable amounts as penalty to Party A for each day during the period starting from the day immediately following the due payment date of such outstanding amounts agreed herein and ending on the actual payment date, and this Agreement shall continue to be performed.

5.4.	Except for the right of unilateral termination exercisable by the Parties pursuant to this Agreement, neither Party may terminate this Agreement without justified reasons, and either Party that terminates this Agreement for reasons not stipulated by the law or agreed herein shall pay a penalty fine equivalent to 30% of the Estimated Total Price to the non-defaulting Party. However, neither Party may terminate this agreement by applying this paragraph after the other Party has performed the primary obligations hereunder. The primary obligations mentioned in this paragraph, with respect to Party A, shall mean the obligations to deliver the building and complete the procedures for ownership transfer, and with respect to Party B, shall mean the obligation to pay the Estimated Total Price of the building.

5.5.	If either Party is required to refund amounts and/or pay penalty fine to the other Party for its default pursuant to this Agreement, the defaulting Party shall refund the amounts as agreed and pay the penalty fine within 30 days upon the delivery of the written notice by the non-defaulting Party to the defaulting Party, failing to do which the defaulting Party shall pay 0.01% of the Estimated Total Price for each day during the period from the day on which the penalty fine should be paid to the day on which the penalty is actually paid in full.

Article 6	Termination of Agreement

6.1.	In case any of the following situation occurs, this Agreement will terminate:

(1)	this Agreement will terminate earlier upon a new written agreement entered into between the Parties after negotiations;

(2)	this Agreement will terminate automatically after the Parties have completed their obligations hereunder;

(3)	where a Party is deprived of its legal capacity due to bankruptcy, closedown, revocation of business license, the other Party is entitled to terminate this Agreement immediately upon delivery of a written notice;

(4)	upon the occurrence of a force majeure event, which renders that the purpose of this Agreement cannot be realized, either Party may terminate this Agreement via a notice to the other Party; or

(5)	other circumstances under which this Agreement may be terminated or dissolved as provided by laws, regulations or agreed in this Agreement.

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6.2.	Either Party that terminates or dissolves this Agreement as provided by laws, regulations or agreed in this Agreement shall send a written notice to the other Party to terminate or dissolve this Agreement, and this Agreement shall be terminated or dissolved upon the receipt of such written notice by the other Party. The non-defaulting Party is entitled to claim the defaulting liabilities against the defaulting Party according to the laws, regulations and this Agreement.

Article 7	Confidentiality

Article 8	Force Majeure

Article 9	Effectiveness and Counterparts

9.1.	This Agreement shall take effect upon being signed and stamped by the Parties and after being approved by the shareholders of Party A and the board of directors of Party B.

9.2.	This Agreement shall be made in six counterparts, three for each Party, all of which shall be equally binding.

9.3.	In case of any conflicts between this Agreement and the laws and regulations of the State, the latter shall prevail.

Article 10	Dispute Resolution

10.1.	In case of any disputes between the Parties, the Parties shall first resort to amicable negotiations to resolve such disputes; if the negotiations fail, such disputes shall be filed to the court of competent jurisdiction over the target building for resolution.

Article 11	Exhibits of the Agreement

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